Exhibit 99.1

Press Release

FIDELITY NATIONAL FINANCIAL ANNOUNCES
FINAL ELECTION AND ALLOCATION RESULTS

JACKSONVILLE, Florida, June 4, 2020 – Fidelity National Financial, Inc. (“FNF”) (NYSE: FNF) today announced the final results of the elections made by former shareholders of FGL Holdings (“F&G”) regarding the form of merger consideration they wished to receive in connection with FNF’s acquisition of F&G pursuant to that certain merger agreement by and among FNF, F&G, F I Corp. and F II Corp. (the “merger agreement”), which closed on June 1, 2020.

As previously announced, F&G shareholders were able to elect to receive, without interest and subject to any required withholding of taxes, (i) $12.50 in cash (the “cash consideration”) or (ii) 0.2558 shares of FNF common stock (the “stock consideration”) per F&G share. All elections for cash consideration and stock consideration were subject to potential proration and adjustment as set forth in the merger agreement and election materials. The greater the oversubscription of the stock election, the fewer shares and more cash a F&G shareholder making the stock election would receive. Reciprocally, the greater the oversubscription of the cash election, the less cash and more FNF common stock a F&G shareholder making the cash election would receive. Such procedures were designed to ensure that the aggregate amount of cash consideration did not exceed $1,471,936,485, in an effort to ensure that the transaction was treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986. As previously announced, the deadline for making this election was 5:00 p.m. (Eastern time) on Wednesday, May 27, 2020 (the “election deadline”)

The final election results were:

•	Holders of 176,352,291 F&G ordinary shares, or approximately 82.22% of the outstanding F&G ordinary shares, elected to receive the cash consideration (the “cash election shares”).

•	Holders of 3,488,854 F&G ordinary shares, or approximately 1.63% of the outstanding F&G ordinary shares, elected to receive the stock consideration (the “stock election shares”).

•	Holders of 34,649,842 F&G ordinary shares (including 12,000,000 F&G ordinary shares with respect to which dissenters’ rights have been asserted on a preliminary basis under Cayman law), or approximately 16.15 % of the outstanding shares of F&G ordinary shares, did not make a valid election (the “non-election shares”).

In accordance with the proration and adjustment procedures of the merger agreement, because there was an oversubscription of the cash election:

•	Holders of F&G ordinary shares that validly elected to receive stock consideration in the merger will receive, for each F&G ordinary share for which such election was made, 0.2558 shares of FNF common stock;

•	Holders of F&G ordinary shares that did not make a valid election (other than such shares with respect to which dissenters’ rights have been asserted on a preliminary basis under Cayman law) will receive, for each F&G ordinary share held by such stockholder, 0.2558 shares of FNF common stock; and

•	Holders of F&G ordinary shares that validly elected to receive cash consideration in the merger will receive, for each F&G ordinary share for which such election was made, a combination of cash consideration and stock consideration based on a final proration factor of 0.667723490. As a result, the shares held by cash-electing shareholders will be exchanged for $1,471,936,450.00 in cash and an aggregate of 14,988,872 shares of FNF common stock.

About Fidelity National Financial, Inc.

Fidelity National Financial, Inc. (NYSE: FNF) is a leading provider of title insurance and transaction services to the real estate and mortgage industries.  FNF is the nation's largest title insurance company through its title insurance underwriters - Fidelity National Title, Chicago Title, Commonwealth Land Title, Alamo Title and National Title of New York - that collectively issue more title insurance policies than any other title company in the United States.  More information about FNF can be found at fnf.com.

Cautionary Note Regarding Forward-Looking Statements

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements relating to FNF, including statements relating to the proposed transaction and related matters. Such statements are subject to risks and uncertainties, many of which are beyond the control of FNF, that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of the management of FNF. Forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation: (1) changes in general economic, business and political conditions, including changes in the financial markets; (2) the outcome of any legal proceedings that may be instituted against FNF following the announcement of the merger agreement and the transactions contemplated therein; (3) the risk that the transactions contemplated by the merger agreement disrupt current plans and operations of FNF as a result of the announcement thereof; (4) the ability to recognize the anticipated benefits of the transactions contemplated by the merger agreement, which may be affected by, among other things, competition, the ability of the management of FNF to grow and manage its business profitably and to retain its key employees; (5) costs related to the transactions contemplated by the merger agreement; (6) changes in applicable laws or regulations; (7) the risk that the mergers may not be treated as a single integrated transaction that qualifies as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended, in which case the transactions contemplated by the merger agreement would be treated as a taxable sale by U.S. Holders of their F&G shares in exchange for the merger consideration; (8) adverse legal and regulatory developments or determinations or adverse changes in, or interpretations of, U.S. or other foreign laws, rules or regulations, including tax laws, rules and regulations, that could delay or prevent completion of the transactions contemplated by the merger agreement, cause the terms of such transactions to be modified or change the anticipated tax consequences of such transactions; (9) the possibility that FNF may be adversely affected by other economic, business, and/or competitive factors, as well as the impact on the business, operations, results of operations and trading prices of the shares of FNF arising out of the COVID-19 outbreak; (10) risks that any of the closing conditions to the proposed merger may not be satisfied in a timely manner; (11) the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the acquisition will not be realized and (12) other risks and uncertainties identified in FNF’s filings with the U.S. Securities and Exchange Commission (the “SEC”). FNF cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. FNF does not undertake or accept any obligation or undertaking to release any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, subject to applicable law. The information contained in any website referenced herein is not, and shall not be deemed to be, part of or incorporated into this press release.

All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. FNF does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, except as required by law.

Additional Information about the Transaction and Where to Find It

This press release relates to a proposed transaction between F&G and FNF, which is the subject of a registration statement and relevant solicitation materials filed by FNF with the SEC. In connection with the proposed transaction, FNF has filed with the SEC a registration statement on Form S-4 that includes a proxy statement of F&G and a prospectus of FNF, as well as other relevant documents concerning the proposed transaction. F&G commenced mailing of the definitive proxy statement to F&G’s shareholders on April 30, 2020. This press release is not a substitute for the registration statement, the definitive proxy statement and relevant solicitation materials that FNF has or may file with the SEC or any other documents which FNF may send to its shareholders in connection with the proposed transaction. Investors and security holders are urged to carefully and entirely read the registration statement and relevant solicitation materials and all other relevant documents, as well as any amendments or supplements to these documents, if and when they become available because they will contain important information about the proposed transaction and related matters. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, documents will also be available for free from FNF by contacting Jamie Lillis, Managing Director, Solebury Trout, (203)-428-3223, jlillis@soleburytrout.com.

Contact – Fidelity National Financial, Inc.

Investors:

Jamie Lillis

Managing Director, Solebury Trout

jlillis@soleburytrout.com

203.428.3223